Exhibit 4.1
Interactive Data
14 West Street
New York, NY  10005


November 25, 1997


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

      Re:  Van Kampen American Capital
           Strategic Picks Opportunity Trust, November 1997 Series Strategic Picks Opportunity Trust-Combined Series, November 1997 (A Unit Investment Trust) Registered Under the Securities
           Act of 1933, File No. 333-38969

Gentlemen:

    We  have  examined the  Registration Statement for the above  captioned
Fund.

    We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

    You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President